Exhibit 99.1

Date:                     Aug 2, 2013

Spectra Energy Corp and Spectra Energy Partners Close on 50 Percent

of the Express-Platte Pipeline System Drop-Down

HOUSTON — Spectra Energy Corp (NYSE: SE) today announced final closing on the drop-down of 50 percent of the Express-Platte crude oil pipeline system (Express-Platte System) to its master limited partnership (MLP), Spectra Energy Partners, LP (NYSE: SEP), for approximately $410 million in cash, $319 million in newly issued partnership units, and $129 million of acquired Express-Platte System debt, which includes the effect of customary closing purchase price adjustments.

“This initial phase of the Express-Platte System drop-down sets the stage for our larger plan to drop our remaining U.S. Transportation and Storage assets to our MLP,” said Greg Ebel, president and chief executive officer, Spectra Energy Corp. “These asset drop-downs build a more robust MLP, creating value for both Spectra Energy and Spectra Energy Partners investors. The use of our MLP to efficiently fund growth is a key part of our strategy to execute on more than $25 billion in growth opportunities by the end of the decade.”

“This transaction expands Spectra Energy Partners’ growth platform to include the rapidly growing North American crude oil transportation and storage market and diversifies the partnership’s profile of steady, fee-based cash flows with an attractive escalating-fee asset,” said Julie Dill, president and chief executive officer, Spectra Energy Partners.

The 1,717-mile Express-Platte System, which begins in Hardisty, Alberta, and terminates in Wood River, Illinois, comprises the Express and Platte crude oil pipelines and is one of just three major pipeline systems moving crude oil from western Canada to Rockies and Midwest refineries and markets. The Express pipeline carries crude oil to U.S. refining markets in the Rockies area, specifically Billings and Laurel, Montana, and Casper, Wyoming. The pipeline’s capacity is 280,000 barrels a day. The Platte pipeline, which interconnects with the Express pipeline in Casper, Wyoming, transports crude oil predominantly from the Bakken formation and western Canada to refiners in the Midwest. Platte’s capacity ranges from 164,000 barrels a day in Wyoming to 145,000 barrels a day in Illinois.

On July 24, in anticipation of this closing, the Board of Directors of SEP’s General Partner declared a quarterly distribution increase of three-quarters cent bringing its total annual distribution to $2.035.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the timing and success of the completion of the expected drop-down; state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in interest rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; growth in opportunities, including the timing and success of efforts to develop domestic pipeline, storage, gathering and other infrastructure projects and the effects of competition; the performance of natural gas transmission, storage and gathering facilities; the extent of success in connecting natural gas supplies to transmission and gathering systems and in connecting to expanding gas markets; the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by the forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described in our filings that we make with the SEC, which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s premier pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 22,000 miles of natural gas, natural gas liquids, and crude oil pipelines, approximately 305 billion cubic feet (Bcf) of natural gas storage, as well as natural gas gathering and processing, and local distribution operations. The company also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and one of the largest natural gas gatherers and processors in the United States. Spectra Energy has served North American customers and communities for more than a century. The company’s longstanding values are recognized through its inclusion in the Dow Jones Sustainability World and North America Indexes and the Carbon Disclosure Project’s Global 500 and S&P 500 Carbon Disclosure Leadership Indexes. For more information, visit www.spectraenergy.com.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE), which owns interests in natural gas and crude oil pipeline and storage assets in North America, including more than 5,300 miles of transmission and gathering pipeline, approximately 57 billion cubic feet of natural gas storage, and approximately 4.8 million barrels of crude oil storage. These assets connect growing supply areas to high-demand markets for natural gas and crude oil.

Spectra Energy

Media:	Phil West
(713) 627-4964
(713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf
(713) 627-4600

Spectra Energy Partners
Media & Analysts:	Derick Smith
(713) 627-4963

###

4